Exhibit 99.1

QUICKSILVER RESOURCES REPORTS FIRST-QUARTER 2013 RESULTS

FORT WORTH, TEXAS (May 7, 2013) - Quicksilver Resources Inc. (NYSE: KWK) today announced preliminary 2013 first-quarter results.

Highlights:

•	Signed and closed agreement to sell 25% of Barnett Shale assets to TG Barnett Resources LP ("TG") for $485 million before closing adjustments

•	Closed amendment to credit agreement, providing additional flexibility in the company's efforts to reduce leverage

•	Produced 32 billion cubic feet of natural gas equivalent (Bcfe)

“Quicksilver Resources is continuing to make progress on our streamlining and deleveraging efforts,” said Glenn Darden, Quicksilver's President and Chief Executive Officer. “We are focused on the most important projects and we're bringing in partners to both reduce debt and assist in the development of our assets.”

Financial Results

Adjusted net loss for the first quarter, a non-GAAP financial measure, was $6 million, or $0.04 per diluted share, compared to adjusted net loss of $15 million, or $0.09 per diluted share in the prior-year period. Reported net loss for the first quarter of 2013, which includes $41 million of non-cash derivative losses, was $60 million, or $0.35 per diluted share, compared to a net loss of $212 million, or $1.24 per diluted share, in the prior-year period, which was restated as disclosed in the company’s 2012 Annual Report on Form 10-K. Reported first-quarter 2012 results include a restated $318 million non-cash ceiling test impairment.

Included in the first-quarter 2013 reported net loss is an unrealized loss from all commodity derivatives. Effective December 31, 2012, the company discontinued the use of hedge accounting on all existing derivatives and all unrealized derivative gains and losses are now recorded in revenue. The unrealized gains and losses are excluded for purposes of presenting adjusted net earnings, which is a non-GAAP measure.

Quicksilver's first-quarter 2013 results do not include the sale of 25% of the company's Barnett Shale assets as the conveyance was reflected on the date proceeds were received, in accordance with accounting rules. The transaction closed on April 30, 2013.

Further details of unrealized derivative losses and adjusted net income are included in the tables accompanying this earnings release.

Production

First-quarter 2013 production was 32.2 Bcfe, or an average of 358 million cubic feet of natural gas equivalent per day (MMcfed). Production from the Barnett Shale was 21.2 Bcfe, or 236 MMcfed, which is down 5% from the fourth quarter due to minimal capital activity. Production from Canada was 10.7 Bcfe, or 119 MMcfed, which is 30% higher compared to the fourth quarter as gross production in the Horn River Basin was increased to approximately 85 MMcfd.

First-quarter 2013 actual production was approximately 2 MMcfd lower than the bottom of first quarter guidance as Horn River Basin volumes were curtailed to produce at optimal levels. However, production from the Barnett Shale was higher than expected due to the improved effects of recent workover activity.

Revenue and Expenses

Production revenue for the first quarter of 2013 was $133 million, which excludes approximately
$3 million of cash proceeds from certain derivatives that will not be recognized until future periods to match their original settlement dates.

The average realized price for the first quarter of 2013 was $4.42 per Mcfe, which excludes approximately $0.09 per Mcfe of cash proceeds from derivatives described above.

Lease operating expense for the first quarter of 2013 was $25 million, or $0.77 per Mcfe, compared to $29 million, or $0.84 per Mcfe in the prior-year quarter. Lease operating expense in the Barnett Shale declined 22% compared to the prior year quarter due to lower water disposal volumes and ongoing cost containment initiatives. Lease operating expense in the Horn River Basin increased approximately $0.5 million compared to the prior-year quarter, but decreased 74% on a unit basis due to the relatively fixed nature of operating expenses and substantially higher production volumes.

Cash Flow

Operating cash flow for the first quarter was $22 million before changes in working capital. Working capital was an outflow of approximately $36 million due primarily to scheduled semiannual interest payments on outstanding bonds and the impact of Barnett property tax payments in the first quarter. Investing cash flows were a net outflow of $27 million.

Capital Spending

The company incurred approximately $24 million of capital expenditures in the first quarter of 2013, of which approximately $11 million was associated with drilling and completion activities, $7 million for acreage purchases, and $6 million for capitalized interest and overhead costs.

Due to the sale of 25% of the company's Barnett Shale assets, the 2013 capital budget will be slightly reduced to reflect the proportionate amount of Barnett capital TG is expected to fund. The company does not expect other significant changes to its previously announced capital program for 2013.

Credit Facility Amendment

The company amended its Combined Credit Agreements on April 30, 2013, resulting in, among other things, a decreased borrowing base, relaxed financial covenants, and additional flexibility to support the company's efforts to reduce leverage. The global borrowing base was redetermined at $350 million, which includes the effects of the TG transaction. The amendment permits the issuance of second-lien financing to repay a portion of outstanding senior notes. It also allows for repayment of senior notes and senior subordinated notes with the proceeds from asset sales and second-lien issuance if the borrowing base is less than 75% utilized. Previously, the company was restricted from repaying bonds with asset sale proceeds until utilization was less than 25% and certain other conditions were met.

Further, the company has the ability to retain cash from the Barnett transaction and is only required to reduce the balance outstanding under the credit facility to the extent that utilization exceeds the newly redetermined global borrowing base.

The minimum interest coverage ratio was also amended to provide additional flexibility. The ratio was relaxed to 1.25x through the end of 2013, and it is scheduled to further decline in stages to 1.1x by the third quarter of 2014, where it will remain through the first quarter of 2015. The ratio will then increase in stages to 2.0x by the second quarter of 2016, which is the last test period prior to the facility's scheduled maturity.

Additionally, the maximum senior secured debt leverage ratio was reduced to 2.0 and was amended to include only first lien debt, and the applicable margin was increased by 75 basis points for each type of loan and issued letters of credit.

Barnett Sale

On April 30, 2013, the company received net cash proceeds of $463 million for the sale of 25% of the company's Barnett Shale assets to TG. The effective date of the transaction is September 1, 2012. TG's ratable share of production, operating expenses and capital spending from the effective date to the closing date, as well as other customary adjustments at closing, amounted to approximately $22 million, which was included in the adjustment to the previously announced $485 million purchase price.

The proceeds were used to reduce outstanding borrowings under the Combined Credit Agreements by $250 million, with the remainder retained in cash.

Debt

As of April 30, 2013, and including repayment of the credit facility from TG transaction proceeds, the company had approximately $251 million utilized under its Combined Credit Agreements. Within the utilized amount is $57 million of outstanding letters-of-credit, which includes the release of $16 million from a letter-of-credit related to the proposed Komie North pipeline, and a $13 million increase in an existing letter-of-credit related to the step-up of the treating commitment in the Horn River Basin associated with increasing volumes.

Total net debt on April 30, 2013 is approximately $1.6 billion, which includes the pro forma effect of repayments under the credit facility from TG transaction proceeds.

Status of Proposed Barnett Master Limited Partnership

In light of having closed the TG transaction and the persistence of challenging NGL pricing, Quicksilver Production Partners LP will today file with the Securities and Exchange Commission an application for the withdrawal of its Registration Statement on Form S-1.

Second Quarter 2013 Guidance

Second-quarter 2013 average daily production volume is expected to be 282 - 288 MMcfe per day. Full-year average production volume is expected to be 290 - 300 MMcfe per day.

For the second quarter of 2013, average unit expenses, on a Mcfe basis, are expected as follows:

•	Lease Operating Expense	$0.88 - $0.92
•	Gathering, processing & transportation	1.32 - 1.36
•	Production and ad-valorem taxes	0.18 - 0.21
•	General & administrative	0.50 - 0.54
•	Depletion, depreciation & accretion	0.56 - 0.60

All figures include the impact of the sale of 25% of the company's Barnett Shale assets as of April 30, 2013.

Commodity Derivatives

The company's natural gas swap portfolio is as follows: 200 MMcfd for 2013 at a weighted-average price of $5.10 per Mcf, 170 MMcfd for 2014 at $5.08 per Mcf, 150 MMcfd for 2015 at $5.23 per Mcf, and 40 MMcfd for 2016-2021 at $4.48 per Mcf.

No derivatives were conveyed in the sale of 25% of the company's Barnett Shale assets.

Operational Update

Canada

The company began ramping up production from its Horn River Basin Asset in mid-December 2012. Due to limitations of surface equipment and water disposal, gross production is currently at 87 MMcfd, which is sourced from eleven of the twelve wells capable of production.

Quicksilver's treating commitment in the Horn River stepped up to 100 MMcfd on May 1, 2013 after a third-party treating facility was commissioned. This commitment will remain at the 100 MMcfd gross production level until May 1, 2018.

The company continues work toward a potential joint venture in the Horn River Basin, with the downstream marketing of the gas a top priority.

Production from Horseshoe Canyon was 51 MMcfd during the first quarter. Development activity was limited in the first quarter and the company expects it will continue to be limited for the remainder of 2013.

United States - Barnett Shale

The company did not conduct development activity in the first quarter, but expects to drill up to 10 wells in the Barnett beginning in the third quarter, which is consistent with the timing contemplated by the 2013 capital budget.

TG will have the right to participate in 25% of Barnett capital spending. The company does not believe the joint venture with TG will cause a near-term acceleration of drilling activity.

United States - Sand Wash Basin

The company expects to participate in the drilling and completion of up to eight Sand Wash wells in 2013.

Quicksilver holds approximately 167,000 net acres in the Sand Wash Basin, which the company believes is prospective of oil production from the Niobrara formation. The company has found 1,200 feet of productive Niobrara across 35-miles in an east-to-west band and 15 miles in a north-to-south band across the Sand Wash leasehold.

United States - West Texas

The company expects a minimal drilling program in its West Texas Asset in 2013.

Quicksilver holds approximately 126,000 net acres across the Delaware and Midland basins of West Texas, which the company believes is prospective of oil production from the Wolfcamp and Bone Springs formations.

Conference Call Information

The company will host a conference call at 10:00 a.m. central time today to discuss preliminary first-quarter operating and financial results.

Quicksilver invites interested parties to listen to the call via the Events & Presentations page on the company's website at http://investors.qrinc.com, or by calling 1-877-313-7932, using the conference ID number 88746683, approximately 10 minutes before the call. A digital replay of the conference call will be available at 2:00 p.m. central time the same day, and will remain available for 30 days. The replay can be accessed by dialing 1-855-859-2056 using the conference ID number 88746683. The replay will also be archived for 30 days on the company's website.

Use of Non-GAAP Financial Measure

This news release and the accompanying schedule include the non-generally accepted accounting principles (“non-GAAP”) financial measure of adjusted net income. The accompanying schedule provides reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is an independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including gas from shales and coal beds in North America. Quicksilver's Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
Certain statements contained in this press release and other materials we file with the SEC, or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” "contemplate," “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions; fluctuations in natural gas, NGL and oil prices; failure or delays in achieving expected production from exploration and development projects; our ability to achieve anticipated cost savings and other spending reductions; uncertainties inherent in estimates of natural gas, NGL and oil reserves and predicting natural gas, NGL and oil production and reservoir performance; effects of hedging natural gas, NGL and oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; delays in construction of transportation pipelines and gathering, processing and treating facilities; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; failure or delay in completing strategic transactions; the effects of existing or future litigation; and additional factors described elsewhere in this press release.

This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict, and are subject to material uncertainties that may affect actual results and may be beyond our control. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

# # #

Investor & Media Contact:
David Erdman
(817) 665-4023

KWK 13-10

QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
In thousands, except for per share data - Unaudited

	For the Three Months Ended March 31,
	2013	2012
		(Restated)
Revenue
Production	$132,614	$166,454
Sales of purchased natural gas	16,558	12,086
Net derivative gains (losses)	(31,369)	(6,664)
Other	900	990
Total revenue	118,703	172,866
Operating expense
Lease operating	24,895	28,691
Gathering, processing and transportation	39,824	43,077
Production and ad valorem taxes	5,484	6,763
Costs of purchased natural gas	16,518	11,937
Depletion, depreciation and accretion	18,256	54,439
Impairment	—	317,928
General and administrative	16,163	19,095
Other operating	1,437	18
Total expense	122,577	481,948
Crestwood earn-out	—	41,097
Operating income (loss)	(3,874)	(267,985)
Other income - net	(150)	93
Fortune Creek accretion	(4,845)	(4,741)
Interest expense	(43,942)	(40,170)
Income (loss) before income taxes	(52,811)	(312,803)
Income tax (expense) benefit	(6,896)	101,238
Net income (loss)	$(59,707)	$(211,565)

Earnings (loss) per common share - basic	$(0.35)	$(1.24)
Earnings (loss) per common share - diluted	$(0.35)	$(1.24)

QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except share data - Unaudited

	March 31, 2013	December 31, 2012
ASSETS
Current assets
Cash	$9,850	$4,951
Accounts receivable - net of allowance for doubtful accounts	57,419	64,149
Derivative assets at fair value	54,566	113,367
Other current assets	25,881	25,046
Total current assets	147,716	207,513
Property, plant and equipment - net
Oil and gas properties, full cost method (including unevaluated costs of $304,340 and $307,267, respectively)	788,900	780,960
Other property and equipment	238,632	248,098
Property, plant and equipment - net	1,027,532	1,029,058
Derivative assets at fair value	96,314	105,270
Other assets	37,647	39,947
	$1,309,209	$1,381,788
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	17,857	37,131
Accrued liabilities	105,854	130,660
Derivative liabilities at fair value	532	—
Total current liabilities	124,243	167,791
Long-term debt	2,108,319	2,063,206
Partnership liability	129,814	130,912
Asset retirement obligations	115,665	115,949
Derivative liabilities at fair value	14,858	17,485
Other liabilities	19,242	19,242
Commitments and contingencies (Note 8)
Stockholders' equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 400,000,000 shares authorized, and 182,882,012 and 179,015,118 shares issued, respectively	1,829	1,790
Paid in capital in excess of par value	756,388	751,394
Treasury stock of 6,288,230 and 5,921,102 shares, respectively	(50,502)	(49,495)
Accumulated other comprehensive income	147,039	161,493
Retained earnings (deficit)	(2,057,686)	(1,997,979)
Total stockholders' equity	(1,202,932)	(1,132,797)
	$1,309,209	$1,381,788

QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands - Unaudited

	For the Three Months Ended March 31,
	2013	2012
		(Restated)
Operating activities:
Net income (loss)	$(59,707)	$(211,565)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and accretion	18,256	54,439
Impairment expense	—	317,928
Crestwood earn-out	—	(41,097)
Deferred income tax expense (benefit)	6,596	(101,586)
Non-cash (gain) loss from hedging and derivative activities	43,920	18,251
Stock-based compensation	5,033	5,630
Non-cash interest expense	1,858	1,742
Fortune Creek accretion	4,845	4,741
Other	925	(29)
Changes in assets and liabilities
Accounts receivable	6,730	32,612
Prepaid expenses and other assets	(190)	(1,874)
Accounts payable	(17,299)	(16,319)
Accrued and other liabilities	(25,361)	(35,503)
Net cash provided by operating activities	(14,394)	27,370
Investing activities:
Purchases of property, plant and equipment	(27,442)	(174,922)
Proceeds from Crestwood earn-out	—	41,097
Proceeds from sale of properties and equipment	608	460
Net cash used by investing activities	(26,834)	(133,365)
Financing activities:
Issuance of debt	54,040	161,658
Repayments of debt	(4,011)	(53,115)
Debt issuance costs paid	—	(191)
Distribution of Fortune Creek Partnership funds	(3,198)	—
Proceeds from exercise of stock options	—	10
Purchase of treasury stock	(1,007)	(2,341)
Net cash provided by financing activities	45,824	106,021
Effect of exchange rate changes in cash	303	(140)
Net increase (decrease) in cash	4,899	(114)
Cash at beginning of period	4,951	13,146
Cash at end of period	$9,850	$13,032

QUICKSILVER RESOURCES INC.
UNAUDITED SELECTED OPERATING RESULTS

	Quarter ended March 31,
	2013	2012
Average Daily Production:
Natural Gas (MMcfd)	295.3	302.8
NGL (Bbld)	9,674	11,531
Oil (Bbld)	688	845
Total (MMcfed)	357.5	377.0

Average Realized Prices, including hedging:
Natural Gas (per Mcf)	$4.25	$4.34
NGL (per Bbl)	$27.44	$42.98
Oil (per Bbl)	$87.63	$94.61
Total (Mcfe)	$4.42	$5.01

Average Realized Prices, excluding hedging:
Natural Gas (per Mcf)	$3.19	$2.57
NGL (per Bbl)	$27.44	$42.67
Oil (per Bbl)	$87.63	$94.61
Total (Mcfe)	$3.55	$3.58

Expense per Mcfe:
Lease operating expense:
Cash expense	$0.76	$0.82
Equity compensation	0.01	0.02
Total lease operating expense:	$0.77	$0.84

Gathering, processing and transportation expense	$1.24	$1.26

Production and ad valorem taxes	$0.17	$0.20

Depletion, depreciation and accretion	$0.57	$1.59

General and administrative expense:
Cash expense	$0.32	$0.36
Audit and accounting fees	0.04	0.05
Equity compensation	0.14	0.15
Total general and administrative expense	$0.50	$0.56

Cash expense on debt outstanding	$1.37	$1.23
Add:
Fees paid on letters of credit outstanding	—	—
Non-cash interest	0.06	0.05
Capitalized interest	(0.06)	(0.11)
Total interest expense	$1.37	$1.17

QUICKSILVER RESOURCES INC.
PRODUCTION, ON A MILLION CUBIC FEET OF NATURAL GAS EQUIVALENT (MMcfe)
per day basis, by operating area

	Quarter ended March 31,
	2013	2012
Barnett Shale	235.5	304.0
Other U.S.	2.7	3.8
Total U.S.	238.2	307.8
Horseshoe Canyon	51.3	57.9
Horn River	68.0	11.3
Total Canada	119.3	69.2
Total Company	357.5	377.0

QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME (LOSS)
In thousands, except per share data - Unaudited

	Quarter Ended March 31,
	2013	2012
		(Restated)
Net income (loss)	(59,707)	(211,565)

Adjustments
Unrealized (gain)/loss on commodity derivatives	40,965	(6,831)
Restructure of hedge contracts	—	13,836
Loss from hedge ineffectiveness	—	5,241
Impairment of assets	—	317,928
Crestwood earn-out	—	(41,097)
Inventory adjustment	1,738	—
Valuation allowance on deferred tax asset	23,986	—
Other	826	800
Total adjustments before income tax expense	67,515	289,877
Income tax expense for above adjustments	(13,841)	(93,214)
Total adjustments after tax	53,674	196,663

Adjusted net income (loss)	(6,033)	(14,902)

Adjusted net income (loss) per common share - diluted	$(0.04)	$(0.09)

Diluted weighted average common shares outstanding	171,826	169,939